Exhibit 15.5

[Jun He Law Offices Letterhead]

April 27, 2012

Linktone Ltd.

Unit C-D, 10F Long Life Building

1566 West Yan Road

Shanghai 200052, People’s Republic of China

Dear Sirs,

LINKTONE LTD.

We have acted as legal advisors as to the laws of the People’s Republic of China to Linktone Ltd., an exempted company incorporated with limited liability in the Cayman Islands (the “Company”), in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the year ended December 31, 2011.

We hereby consent to the reference of our name under the heading “Enforcement of Civil Liabilities” in the Form 20-F.

Yours faithfully,

/s/ Jun He Law Offices
Jun He Law Offices

Contact: Adam Li

Direct Tel: (86-21) 2208-6298

Email: liqi@junhe.com